Exhibit 4.5

THIS WARRANT AND THE SHARES OF STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTOR SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Warrant No. W-2	[ ]

WARRANT TO PURCHASE [                ] SHARES OF

CAPITAL STOCK OF REGADO

BIOSCIENCES, INC.

The transferability of this Warrant

is restricted as provided in Section 5 and in the

Exercise Notice hereof.

THIS CERTIFIES THAT for value received,                 , (together with successors and assigns, the “Holder”), is entitled to subscribe for and purchase                  fully paid and non-assessable shares (as adjusted pursuant to the provisions hereof, the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Regado Biosciences, Inc., a Delaware corporation (the “Company”), at an exercise price of $0.01 per share (such exercise price, as adjusted from time to time pursuant to the provisions hereof, the “Exercise Price”) subject to the provisions and upon the terms and conditions set forth herein. This Warrant is being issued pursuant to that certain Note and Warrant Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) and is subject to its terms. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Convertible Promissory Note issued to the Holder on the date hereof (the “Note”) pursuant to the Purchase Agreement.

1. Term. This Warrant is exercisable at any time after the closing of an Equity Financing (as defined in the Note) and prior to                      (the “Exercise Period”).

2. Exercise of Warrant. This Warrant is exercisable at the option of the Holder hereof, in whole or in part, at any time and from time to time during the Exercise Period by the surrender hereof (with the annexed Exercise Notice duly executed) at the principal office of the

Company, together with payment to the Company, in cash or by certified or official bank check, of an amount equal to the Exercise Price multiplied by the number of Shares then being purchased. Upon the purchase of less than all of the Shares purchasable hereunder, the Company shall cancel this Warrant upon the surrender hereof and shall execute and deliver to the Holder hereof a new Warrant of like tenor for the balance of the Shares purchasable hereunder.

3. Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 2 above, the Holder shall have the right to require the Company to convert this Warrant, in whole or in part, at any time and from time to time during the Exercise Period, into Shares (the “Conversion Right”) by the surrender of the Warrant, together with written notice of intent to convert, at the principal office of the Company. Upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any Exercise Price) that number of Shares which is equal to the quotient obtained by dividing (x) the value of the number of Shares with respect to which the Conversion Right is being exercised (determined by subtracting the aggregate Exercise Price for the Shares with respect to which the Conversion Right is being exercised from a number equal to the product of (i) the fair market value per Share (as determined in good faith by the Company’s Board of Directors) at such time, multiplied by (ii) the number of Shares with respect to which the Conversion Right is being exercised), by (y) such fair market value per share. Any references in this warrant to the “exercise” of this Warrant, and the use of the term “exercise” herein, shall be deemed to include (without limitation) any exercise of the Conversion Right.

4. Issuance of Certificates. Upon the exercise of this Warrant, the issuance of certificates for Shares underlying this Warrant shall be made forthwith, and such certificates shall be issued (subject to the provisions of Section 5 hereof) in the name of, or in such names as may be directed by, the Holder hereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The person or persons in whose name(s) any certificate(s) representing Shares shall be issued upon exercise hereof shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby, and such Shares shall be deemed to have been issued, immediately prior to the close of business on the date(s) upon which this Warrant is exercised.

5. Restrictions on Exercise and Transfer.

5.1 Exercise. As a condition to the exercise hereof, the Holder shall make any truthful representation or warranty reasonably required to facilitate the application of any exemption(s) from federal and state registration requirements in connection therewith.

5.2 Holder’s Intent. The Holder of this Warrant, by acceptance hereof, represents and warrants to the Company that such Holder is acquiring this Warrant and the Shares for investment for the Holder’s own account and not with a view to, or for resale in connection with, any distribution thereof.

5.3 Transfer. Neither this Warrant nor the Shares have been registered under the Act, and none of the foregoing may be sold or transferred in whole or in part unless the Holder shall have first given notice to the Company describing such sale or transfer and furnished to the Company an opinion of counsel (which counsel and opinion (in form and substance) shall be reasonably satisfactory to the Company) to the effect that the proposed sale or transfer may be made without registration under the Securities Act of 1933, as amended (the “Act”).

5.4 Legends. Each certificate representing Shares purchased hereunder shall bear the following legends:

(a) The following legend under the Act:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

(b) Any legend imposed or required by the Company’s Bylaws or applicable state securities laws.

6. Adjustment of Exercise Price and Number of Shares for Subdivision or Combination of Common Stock.

6.1 Adjustments.

(1) Subdivision. In the event that the Company at any time or from time to time after the date of this Warrant shall declare or pay any dividend on the shares of Common Stock payable in shares of Common Stock or in any right to acquire shares of Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), then the Exercise Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be decreased proportionately.

(2) Combination. In the event that at any time or from time to time after the date of this Warrant the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock (by reclassification or otherwise), then the Exercise Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be increased proportionately.

6.2 Adjustment for Reclassification. Exchange, or Substitution. In the event of any reorganization or any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation or corporations or the conveyance of all or substantially all of the Company’s assets to another corporation (except for any such transaction which is treated as a liquidation, dissolution or winding up of the Company), this Warrant shall thereafter be exercisable for the number of shares of stock or other securities or property (including cash) to which a holder of the number of remaining Shares purchasable hereunder would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the exercise of this Warrant.

6.3 Notice to Holder. In the event the Company shall propose at any time during the term of this Warrant to take any action described in Section 6.1 or 6.2 above, the Company shall notify the Holder not less than ten (10) calendar days in advance of the anticipated occurrence of such event or any earlier related record date.

6.4 Adjustment to Number of Shares Purchasable Hereunder. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 6, the number of Shares purchasable upon the exercise hereof shall be adjusted to the nearest whole number of Shares calculated by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Shares purchasable upon the exercise hereof immediately prior to such adjustment and dividing the product so obtained by the Exercise Price in effect immediately after such adjustment; provided, however, that no such adjustment in the number of Shares shall be made prior to a Financing.

6.5 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price and the number of Shares purchasable hereunder pursuant to this Section 6, the Company at its expense shall promptly compute such adjustments or readjustments in accordance with the terms hereof, and the Company shall prepare and furnish to the Holder hereof a certificate executed by the Company’s President or principal financial officer setting forth such adjustments or readjustments and showing in detail the facts upon which such adjustments or readjustments are based. The Company shall, upon the written request at any time of the Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Exercise Price at the time in effect, and (iii) the number of Shares and the amount, if any, of other property which at the time would be received upon the exercise hereof.

7. Exchange and Replacement of Certificate.

7.1 This Warrant is exchangeable without expense, upon the surrender hereof by the registered Holder at the principal office of the Company, for a new Warrant of like tenor and date representing in the aggregate the right to purchase the same number of Shares as are purchasable hereunder in such denominations as shall be designated by the Holder hereof at the time of such surrender.

7.2 Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to the Company, and return and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu of this Warrant.

8. Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares on the exercise of this Warrant, nor shall it be required to issue scrip or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated.

9. Withholding Taxes.

9.1 Whenever Shares are to be issued upon the exercise of this Warrant, the Company shall have the right to require the Holder to remit to the Company in cash an amount sufficient to satisfy U.S. federal, state and local withholding tax requirements, if any, prior to the delivery of any certificate or certificates for such Shares.

9.2 Notwithstanding Section 9.1, at the election of a Holder, subject to the approval of the Board of Directors of the Company, when Shares are to be issued upon the exercise of this Warrant, the Holder may tender to the Company a number of Shares, or the Company shall withhold a number of such Shares, the fair market value of which is sufficient to satisfy the tax requirements, if any, attributable to such exercise or occurrence.

10. Reservation of Securities. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the exercise of this Warrant, such number of shares of Common Stock as shall be issuable upon the exercise hereof. The Company covenants and agrees that, upon exercise of this Warrant and payment of the Exercise Price therefore, all Shares issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable.

11. No Rights as Shareholders. Nothing contained in this Warrant confers or shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a shareholder in respect of any meetings of shareholders for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company.

12. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered, when sent by a nationally recognized overnight courier or when mailed by registered or certified mail, return receipt requested:

(a) If to the registered Holder of this Warrant, to the address of such Holder as shown on the books of the Company; or

(b) If to the Company, to Regado Biosciences, Inc., P.O. Box 14688, Research Triangle Park, NC 27709 or to such other address as the Company may designate by notice to the Holder.

13. Successors. All of the covenants, agreements, representations and warranties contained in this Warrant shall bind the parties hereto and their respective heirs, executors, administrators, distributees, successors and assigns.

14. Headings. The headings in this Warrant are intended for convenience only and shall have no substantive effect.

15. Law Governing. This Warrant shall be construed and enforced in accordance with, and governed by, the laws of the State of North Carolina, without giving effect to conflict of law principles.

16. Amendment. The provisions of this Warrant may be waived, amended, supplemented or modified (either prospectively or retroactively) by the written agreement of the Company and the Holders of the right to purchase at least a majority of the remaining Shares purchasable hereunder or in accordance with the Purchase Agreement.

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[signature page to Warrant]

REGADO BIOSCIENCES, INC.

By:
Name:	Douglas Gooding
Title:	President